Timken Reports Second-Quarter 2024 Results

•Sales of $1.18 billion, in line with company expectations
•Second-quarter earnings per share of $1.36; adjusted EPS of $1.63
•Net income margin of 8.1 percent; adjusted EBITDA margin of 19.5 percent
•Updates full-year 2024 outlook; now expects EPS of $5.00-$5.20, with adjusted EPS of $6.00-$6.20

NORTH CANTON, Ohio: July 31, 2024 — The Timken Company (NYSE: TKR; www.timken.com), a global technology leader in engineered bearings and industrial motion, today reported second-quarter 2024 sales of $1.18 billion, down 7.1 percent from last year’s record level. Organically, sales were down 7.7 percent, with most of the decline attributable to significantly lower renewable energy demand in China. Sales were relatively flat compared to the first quarter on an organic basis and in line with company expectations.

Timken posted net income in the second quarter of $96.2 million or $1.36 per diluted share. This compares to net income of $125.2 million or $1.73 per diluted share for the same period a year ago. The company’s net income margin in the quarter was 8.1 percent, compared to 9.8 percent in the second quarter of last year.

Excluding special items (detailed in the attached tables), adjusted net income in the second quarter was $115.2 million or $1.63 per diluted share. This compares to adjusted net income of $146.1 million or $2.01 per diluted share for the same period in 2023. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter was $230.2 million or 19.5 percent of sales, compared with $263.0 million or 20.7 percent of sales in the second quarter of last year.

Net cash from operations for the quarter was $124.6 million, and free cash flow was $87.3 million. During the quarter, Timken increased its quarterly dividend by 3 percent and repurchased 360 thousand shares of company stock. In total, the company returned $53.6 million of cash to shareholders through dividends and share repurchases during the quarter.

In May, the company completed the sale of a portion of its stake in Timken India Limited (TIL), generating pre-tax proceeds of approximately $232 million. Timken continues to hold a majority stake in TIL and plans no further sale transactions. As of the end of the second quarter, the company’s net debt-to-adjusted EBITDA ratio was 1.9 times, with no significant debt maturities until 2027.

“The Timken team continues to execute well in this dynamic environment, achieving solid second-quarter results that were in line with our expectations,” said Richard G. Kyle, president and chief executive officer. “We delivered strong margins in both segments, including excellent performance from our recent acquisitions. And we continued to advance our strategic initiatives during the quarter to strengthen the company for the future.”

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Second-Quarter 2024 Segment Results

Engineered Bearings sales of $783.4 million decreased 8.6 percent from the same period a year ago. The decrease was driven by lower end-market demand and unfavorable foreign currency translation. Renewable energy saw the most significant organic decline in the quarter, driven almost entirely by continued weakness in China. Among other market sectors, industrial distribution, aerospace and rail shipments were higher compared to the same period a year ago, while off-highway revenue was lower.

EBITDA for the quarter was $163.3 million or 20.8 percent of sales, compared with EBITDA of $185.5 million or 21.6 percent of sales for the same period a year ago. The decrease in EBITDA was driven primarily by the impact of lower volume, partially offset by favorable price/mix and improved manufacturing performance.

Excluding special items, adjusted EBITDA in the quarter was $166.2 million or 21.2 percent of sales, compared with $189.6 million or 22.1 percent of sales in the second quarter of last year.

Industrial Motion sales of $398.9 million decreased 3.9 percent compared with the same period a year ago. The decrease was driven primarily by lower end-market demand, partially offset by the benefit of acquisitions and higher pricing. Organically, most platforms were lower as compared to the prior year, with drive systems and linear motion posting the largest declines.

EBITDA for the quarter was $75.6 million or 19.0 percent of sales, compared with EBITDA of $80.9 million or 19.5 percent of sales for the same period a year ago. The decrease in EBITDA was driven primarily by the impact of lower volume, partially offset by the benefit of acquisitions and favorable selling, general and administrative (SG&A) expenses.

Excluding special items, adjusted EBITDA in the quarter was $79.7 million or 20.0 percent of sales, compared with $85.9 million or 20.7 percent of sales in the second quarter of last year.

2024 Outlook

Timken is updating its full-year 2024 outlook, with earnings per diluted share now forecasted to be in the range of $5.00 to $5.20 and adjusted earnings per diluted share in the range of $6.00 to $6.20. The company now expects revenue to be down 3 to 4 percent in total from 2023.

“Our outlook reflects our solid first-half performance along with a slightly tempered view on the rest of the year,” said Kyle. “We remain focused on delivering resilient performance in 2024 through operational excellence, targeted growth initiatives, and the continued execution of our strategy. In addition, we expect to generate significant free cash flow over the balance of the year, which will further fuel our ability to create shareholder value through disciplined capital allocation.”

Kyle concluded, “The company’s previously announced CEO succession plan remains on schedule, and we look forward to welcoming Tarak Mehta to Timken as president and CEO in early September. With a strong foundation built on 125 years of innovation and excellence, Timken is well-positioned for the next chapter of profitable growth and success under his leadership.”

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Conference Call Information

Timken will host a conference call today at 11 a.m. Eastern Time to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:	Wednesday, July 31, 2024
11:00 a.m. Eastern Time
Live Dial-In: 833-470-1428
Or 404-975-4839
Access Code: 259477
(Call in 10 minutes prior to be included.)

Conference Call Replay:	Replay Dial-In available through
August 14, 2024:
866-813-9403 or 929-458-6194
Replay Access Code: 540493

Live Webcast:	http://investors.timken.com

Register in advance:	https://tmkn.biz/3xLp5IQ

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global technology leader in engineered bearings and industrial motion, designs a growing portfolio of next-generation products for diverse industries. For 125 years, Timken has used its specialized expertise to innovate and create customer-centric solutions that increase reliability and efficiency. The company posted $4.8 billion in sales in 2023 and employs more than 19,000 people globally, operating from 45 countries. Timken is one of the World's Most Innovative Companies, according to Fast Company, and has been recognized among America's Most Responsible Companies, America's Greatest Workplaces and America's Greatest Workplaces for Diversity by Newsweek, Best Companies to Work For by U.S. News & World Report, the World's Most Ethical Companies® by Ethisphere and America's Most Innovative Companies by Fortune.

Certain statements in this release (including statements regarding the company's forecasts, estimates, plans and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading “2024 Outlook," are forward-looking.

The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the second quarter of 2024; the company's ability to respond to the changes in its end markets that could affect demand for the company's products or services; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; logistical issues associated with port closures or congestion, delays or increased costs; the impact of changes to the company’s accounting methods; political risks associated with government instability; recent world events that have increased the risks posed by international trade disputes, tariffs, sanctions and hostilities; strained geopolitical relations between countries in which we have significant operations; weakness in global or regional general economic conditions and capital markets (as a result of financial stress affecting the

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banking system or otherwise); the impact of inflation on employee expenses, shipping costs, raw material costs, energy and fuel prices, and other production costs; the company’s ability to satisfy its obligations under its debt agreements and renew or refinance borrowings on favorable terms in a high interest rate environment; fluctuations in currency valuations; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies, including realizing any accretion, synergies, and expected cashflow generation within expected timeframes or at all; fluctuations in customer demand; the company’s ability to effectively adjust prices for its products in response to changing dynamics; the impact on the company's pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk; the introduction of new disruptive technologies; unplanned plant shutdowns; the effects of government-imposed restrictions, commercial requirements, and company goals associated with climate change and emissions or other sustainability initiatives; unanticipated litigation, claims, investigations remediation, or assessments; changes in the global regulatory landscape; restrictions on the use of, or claims or remediation associated with, per- and polyfluoroalkyl substances; the company’s ability to maintain positive relations with unions and works councils; the company’s ability to compete for skilled labor and to attract, retain and develop management, other key employees, and skilled personnel at all levels of the organization; negative impacts to the company’s operations or financial position as a result of pandemics, epidemics, or other public health concerns and associated governmental measures; and the company's ability to complete and achieve the benefits of announced plans, programs, initiatives, acquisitions and capital investments. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2023, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

Media Relations:
Scott Schroeder
234.262.6420
scott.schroeder@timken.com

Investor Relations:
Neil Frohnapple
234.262.2310
investors@timken.com

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The Timken Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$1,182.3	$1,272.3	$2,372.6	$2,535.1
Cost of products sold	808.7	866.9	1,601.4	1,712.9
Selling, general & administrative expenses	184.1	184.9	374.8	371.7
Amortization of intangible assets	19.0	17.3	39.0	30.8
Impairment and restructuring charges	3.3	2.5	5.6	31.4
Operating Income	167.2	200.7	351.8	388.3
Non-service pension and other postretirement (expense) income	(1.0)	—	(2.0)	0.1
Other income, net	1.2	2.3	0.3	5.4
Interest expense, net	(29.5)	(26.4)	(58.9)	(49.0)
Income Before Income Taxes	137.9	176.6	291.2	344.8
Provision for income taxes	35.9	47.1	78.6	89.6
Net Income	102.0	129.5	212.6	255.2
Less: Net income attributable to noncontrolling interest	5.8	4.3	12.9	7.7
Net Income Attributable to The Timken Company	$96.2	$125.2	$199.7	$247.5

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings per share	$1.37	$1.74	$2.84	$3.43
Diluted Earnings per share	$1.36	$1.73	$2.82	$3.39

Average Shares Outstanding	70,364,539	71,882,843	70,301,757	72,162,267
Average Shares Outstanding - assuming dilution	70,849,254	72,512,991	70,850,792	72,907,804

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BUSINESS SEGMENTS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2024	2023	2024	2023
Engineered Bearings
Net sales	$783.4	$857.2	$1,585.9	$1,757.9
Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$163.3	$185.5	$342.0	$390.5
EBITDA Margin (1)	20.8%	21.6%	21.6%	22.2%
Industrial Motion
Net sales	$398.9	$415.1	$786.7	$777.2
Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$75.6	$80.9	$152.9	$129.1
EBITDA Margin (1)	19.0%	19.5%	19.4%	16.6%
Unallocated corporate expense	$(17.3)	$(13.2)	$(35.3)	$(30.9)
Corporate pension and other postretirement benefit related income(2)	—	1.0	—	1.9

Consolidated
Net sales	$1,182.3	$1,272.3	$2,372.6	$2,535.1
Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$221.6	$254.2	$459.6	$490.6
EBITDA Margin (1)	18.7%	20.0%	19.4%	19.4%

(1) EBITDA is a non-GAAP measure defined as operating income plus other income (expense) and excluding depreciation and amortization. EBITDA Margin is a non-GAAP measure defined as EBITDA as a percentage of net sales. EBITDA and EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and EBITDA Margin is useful to investors as these measures are representative of the core operations of the segments and Company, respectively.

(2) Corporate pension and other postretirement benefit related income primarily represents actuarial gains that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial gains and losses in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)	(Unaudited)
	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$469.9	$418.9
Restricted cash	1.1	0.4
Accounts receivable, net	789.8	671.7
Unbilled receivables	148.1	144.5
Inventories, net	1,233.3	1,229.1
Other current assets	130.9	170.3
Total Current Assets	2,773.1	2,634.9
Property, plant and equipment, net	1,290.2	1,311.9
Operating lease assets	120.1	119.7
Goodwill and other intangible assets	2,317.4	2,401.0
Other assets	75.1	74.2
Total Assets	$6,575.9	$6,541.7
LIABILITIES
Accounts payable	$369.6	$367.2
Short-term debt, including current portion of long-term debt	46.5	605.6
Income taxes	76.3	19.9
Accrued expenses	448.3	478.6
Total Current Liabilities	940.7	1,471.3
Long-term debt	2,129.9	1,790.3
Accrued pension benefits	160.1	172.3
Accrued postretirement benefits	30.4	30.2
Long-term operating lease liabilities	78.0	78.7
Other non-current liabilities	286.7	296.5
Total Liabilities	3,625.8	3,839.3
EQUITY
The Timken Company shareholders' equity	2,796.8	2,582.4
Noncontrolling interest	153.3	120.0
Total Equity	2,950.1	2,702.4
Total Liabilities and Equity	$6,575.9	$6,541.7

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2024	2023	2024	2023
Cash Provided by (Used in)
OPERATING ACTIVITIES
Net Income	$102.0	$129.5	$212.6	$255.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54.2	51.2	109.5	96.8
Impairment charges	1.9	—	1.9	28.3
(Gain) loss on divestitures	—	0.4	—	(3.6)
Stock-based compensation expense	7.0	6.1	11.5	17.1
Pension and other postretirement expense	1.7	0.7	3.3	1.1
Pension and other postretirement benefit contributions and payments	(3.9)	(2.4)	(16.1)	(7.2)
Changes in operating assets and liabilities:
Accounts receivable	(25.1)	(37.1)	(131.2)	(87.4)
Unbilled receivables	(13.3)	(6.6)	(3.8)	(17.7)
Inventories	(9.5)	9.2	(20.6)	15.3
Accounts payable	(6.9)	(5.5)	13.8	(14.9)
Accrued expenses	10.7	15.7	(20.5)	(29.1)
Income taxes	6.0	(17.3)	26.5	(29.5)
Other, net	(0.2)	0.1	(13.0)	(1.8)
Net Cash Provided by Operating Activities	$124.6	$144.0	$173.9	$222.6
INVESTING ACTIVITIES
Capital expenditures	$(37.3)	$(49.6)	$(81.4)	$(91.3)
Acquisitions, net of cash received	(0.2)	(295.4)	(0.4)	(324.6)
Investments in short-term marketable securities, net	1.1	(1.6)	20.8	(0.8)
Other, net	1.5	(0.9)	1.6	4.7
Net Cash Used in Investing Activities	$(34.9)	$(347.5)	$(59.4)	$(412.0)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(23.9)	$(23.8)	$(48.4)	$(47.4)
Purchase of treasury shares	(29.7)	(100.5)	(29.7)	(154.5)
Proceeds from exercise of stock options	3.4	4.5	5.4	17.2
Payments related to tax withholding for stock-based compensation	(1.1)	(1.3)	(10.0)	(15.1)
Net (payments) proceeds from credit facilities	(499.2)	64.7	(481.5)	126.6
Net proceeds (payments) on long-term debt	287.9	(1.9)	286.6	(2.6)
Proceeds on sale of shares in Timken India Limited	232.3	284.8	232.3	284.8
Other, net	(6.7)	—	(6.7)	—
Net Cash (Used in) Provided by Financing Activities	$(37.0)	$226.5	$(52.0)	$209.0
Effect of exchange rate changes on cash	(4.0)	(9.8)	(10.8)	(8.0)
Increase in Cash, Cash Equivalents and Restricted Cash	$48.7	$13.2	$51.7	$11.6
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	422.3	339.1	419.3	340.7
Cash, Cash Equivalents and Restricted Cash at End of Period	$471.0	$352.3	$471.0	$352.3

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Reconciliations of Adjusted Net Income to GAAP Net Income and Adjusted Earnings Per Share to GAAP Earnings Per Share:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that the non-GAAP measures of adjusted net income and adjusted diluted earnings per share are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted net income and adjusted diluted earnings per share is useful to investors as these measures are representative of the Company's core operations.

(Dollars in millions, except share data)	Three Months Ended June 30,				Six Months Ended June 30,
	2024	EPS	2023	EPS	2024	EPS	2023	EPS
Net Income Attributable to The Timken Company	$96.2	$1.36	$125.2	$1.73	$199.7	$2.82	$247.5	$3.39

Adjustments: (1)
Acquisition intangible amortization	$19.0		$17.3		$39.0		$30.8
Impairment, restructuring and reorganization charges (2)	6.0		6.0		10.8		36.3
Corporate pension and other postretirement benefit related income (3)	—		(1.0)		—		(1.9)
Acquisition-related charges (4)	3.0		3.8		7.7		8.5
(Gain) loss on divestitures and sale of certain assets (5)	(0.2)		0.4		(0.9)		(4.4)
Noncontrolling interest of above adjustments	—		—		(0.1)		(0.2)
Provision for income taxes (6)	(8.8)		(5.6)		(15.3)		(17.0)
Total Adjustments:	19.0	0.27	20.9	0.28	41.2	0.58	52.1	0.72
Adjusted Net Income Attributable to The Timken Company	$115.2	$1.63	$146.1	$2.01	$240.9	$3.40	$299.6	$4.11

(1) Adjustments are pre-tax, with the net tax provision listed separately.

(2) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets; and (v) related depreciation and amortization. On March 26, 2024, the Company announced that Richard G. Kyle, President and Chief Executive Officer (“CEO”) of the Company would be retiring from his position as CEO and that Tarak Mehta would be appointed CEO on September 5, 2024. Impairment, restructuring and reorganization charges for 2024 include the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition. Impairment, restructuring and reorganization charges for 2023 included $28.3 million related to the impairment of goodwill. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(3) Corporate pension and other postretirement benefit related income represents actuarial gains that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial gains and losses in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

(4) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(5) Represents the net (gain) loss resulting from divestitures and sale of certain assets.

(6) Provision for income taxes includes the net tax impact on pre-tax adjustments (listed above), the impact of discrete tax items recorded during the respective periods as well as other adjustments to reflect the use of one overall effective tax rate on adjusted pre-tax income in interim periods.

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Reconciliation of EBITDA to GAAP Net Income, EBITDA Margin to Net Income as a Percentage of Sales, and EBITDA Margin, After Adjustments, to Net Income as a Percentage of Sales, and EBITDA, After Adjustments, to Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that adjusted EBITDA, adjusted EBITDA margin and EBITDA margin are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2024	Percentage to Net Sales	2023	Percentage to Net Sales	2024	Percentage to Net Sales	2023	Percentage to Net Sales
Net Income	$102.0	8.6%	$129.5	10.2%	$212.6	9.0%	$255.2	10.1%

Provision for income taxes	35.9		47.1		78.6		89.6
Interest expense	34.6		28.3		66.8		52.4
Interest income	(5.1)		(1.9)		(7.9)		(3.4)
Depreciation and amortization	54.2		51.2		109.5		96.8
Consolidated EBITDA	$221.6	18.7%	$254.2	20.0%	$459.6	19.4%	$490.6	19.4%

Adjustments:
Impairment, restructuring and reorganization charges (1)	$5.8		$5.6		$10.2		$35.7
Corporate pension and other postretirement benefit related income (2)	—		(1.0)		—		(1.9)
Acquisition-related charges (3)	3.0		3.8		7.7		8.5
(Gain) loss on divestitures and sale of certain assets (4)	(0.2)		0.4		(0.9)		(4.4)
Total Adjustments	8.6	0.8%	8.8	0.7%	17.0	0.7%	37.9	1.4%
Adjusted EBITDA	$230.2	19.5%	$263.0	20.7%	$476.6	20.1%	$528.5	20.8%

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. On March 26, 2024, the Company announced that Richard G. Kyle, President and CEO of the Company would be retiring from his position as CEO and that Tarak Mehta would be appointed CEO on September 5, 2024. Impairment, restructuring and reorganization charges for 2024 include the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition. Impairment, restructuring and reorganization charges for 2023 included $28.3 million related to the impairment of goodwill. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Corporate pension and other postretirement benefit related income represents actuarial gains that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial gains and losses in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

(3) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(4) Represents the net (gain) loss resulting from divestitures and sale of certain assets.

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Reconciliation of segment EBITDA, after adjustments, to segment EBITDA, and segment EBITDA, after adjustments, as a percentage of sales to segment EBITDA, as a percentage of sales:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's Engineered Bearings and Industrial Motion segment performance deemed useful to investors. Management believes that non-GAAP measures of adjusted EBITDA and adjusted EBITDA margin for the segments are useful to investors as they are representative of each segment's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

Engineered Bearings
	Three Months Ended June 30,				Six Months Ended June 30,
(Dollars in millions)	2024	Percentage to Net Sales	2023	Percentage to Net Sales	2024	Percentage to Net Sales	2023	Percentage to Net Sales
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$163.3	20.8%	$185.5	21.6%	$342.0	21.6%	$390.5	22.2%
Impairment, restructuring and reorganization charges (1)	2.8		4.0		5.3		5.4
Acquisition-related charges (2)	0.3		0.1		1.2		2.3
Gain on divestitures and sale of certain assets (3)	(0.2)		—		(0.9)		(4.8)
Adjusted EBITDA	$166.2	21.2%	$189.6	22.1%	$347.6	21.9%	$393.4	22.4%

Industrial Motion
	Three Months Ended June 30,				Six Months Ended June 30,
(Dollars in millions)	2024	Percentage to Net Sales	2023	Percentage to Net Sales	2024	Percentage to Net Sales	2023	Percentage to Net Sales
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$75.6	19.0%	$80.9	19.5%	$152.9	19.4%	$129.1	16.6%
Impairment, restructuring and reorganization charges (1)	1.9		1.5		3.7		30.2
Acquisition-related charges (2)	2.2		3.1		5.2		3.1
Loss on divestitures and sale of certain assets (3)	—		0.4		—		0.4
Adjusted EBITDA	$79.7	20.0%	$85.9	20.7%	$161.8	20.6%	$162.8	20.9%

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. Impairment, restructuring and reorganization charges for 2023 included $28.3 million related to the impairment of goodwill. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) The acquisition-related charges represent the inventory step-up impact of the completed acquisitions.

(3) Represents the net (gain) loss resulting from divestitures and sale of certain assets.

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Reconciliation of Total Debt to Net Debt, the Ratio of Net Debt to Capital, and the Ratio of Net Debt to Adjusted EBITDA:
(Unaudited)
These reconciliations are provided as additional relevant information about the Company's financial position deemed useful to investors. Capital, used for the ratio of net debt to capital, is a non-GAAP measure defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt, the Ratio of Net Debt to Capital, Adjusted EBITDA (see next page), and the Ratio of Net Debt to Adjusted EBITDA are important measures of the Company's financial position, due to the amount of cash and cash equivalents on hand. The Company presents net debt to adjusted EBITDA because it believes it is more representative of the Company's financial position as it is reflective of the ability to cover its net debt obligations with results from its core operations.

(Dollars in millions)
			June 30, 2024	December 31, 2023
Short-term debt, including current portion of long-term debt			$46.5	$605.6
Long-term debt			2,129.9	1,790.3
Total Debt			$2,176.4	$2,395.9
Less: Cash and cash equivalents			(469.9)	(418.9)
Net Debt			$1,706.5	$1,977.0

Total Equity			$2,950.1	$2,702.4

Ratio of Net Debt to Capital			36.6%	42.2%

Adjusted EBITDA for the Twelve Months Ended			$887.8	$939.7

Ratio of Net Debt to Adjusted EBITDA			1.9	2.1

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
(Unaudited)
Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$124.6	$144.0	$173.9	$222.6
Less: capital expenditures	(37.3)	(49.6)	(81.4)	(91.3)
Free cash flow	$87.3	$94.4	$92.5	$131.3

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Reconciliation of EBITDA, After Adjustments, to GAAP Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that the non-GAAP measure of adjusted EBITDA is useful to investors as it is representative of the Company's core operations and is used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Twelve Months Ended June 30, 2024	Twelve Months Ended December 31, 2023
Net Income	$365.4	$408.0
Provision for income taxes	111.5	122.5
Interest expense	125.1	110.7
Interest income	(13.8)	(9.3)
Depreciation and amortization	214.0	201.3
Consolidated EBITDA	$802.2	$833.2
Adjustments:
Impairment, restructuring and reorganization charges (1)	$33.8	$59.3
Corporate pension and other postretirement benefit related expense (2)	22.5	20.6
Acquisition-related charges (3)	31.0	31.8
Gain on divestitures and sale of certain assets (4)	(1.7)	(5.2)
Total Adjustments	85.6	106.5
Adjusted EBITDA	$887.8	$939.7

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. On March 26, 2024, the Company announced that Richard G. Kyle, President and CEO of the Company would be retiring from his position as CEO and that Tarak Mehta would be appointed CEO on September 5, 2024. Impairment, restructuring and reorganization charges for 2024 include the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition. In addition, impairment, restructuring and reorganization charges for the twelve months ended December 31, 2023 included $28.3 million related to the impairment of goodwill. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Corporate pension and other postretirement benefit related expense represents actuarial losses that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial losses and gains in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement.

(3) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(4) Represents the net gain resulting from divestitures and sale of certain assets.

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Reconciliation of Net Sales to Organic Sales
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that net sales, excluding the impact of acquisitions, divestitures and foreign currency exchange rate changes, allow investors and the Company to meaningfully evaluate the percentage change in net sales on a comparable basis from period to period.

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	$ Change	% Change
Net sales	$1,182.3	$1,272.3	$(90.0)	(7.1)%
Less: Acquisitions and divestitures	21.9	—	21.9	NM
Currency	(13.7)	—	(13.7)	NM
Net sales, excluding the impact of acquisitions, divestitures and currency	$1,174.1	$1,272.3	$(98.2)	(7.7)%

Reconciliation of Adjusted Earnings per Share to GAAP Earnings per Share for Full Year 2024 Outlook:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's outlook deemed useful to investors. Forecasted full year adjusted diluted earnings per share is an important financial measure that management believes is useful to investors as it is representative of the Company's expectation for the performance of its core business operations.

	Low End Earnings Per Share	High End Earnings Per Share
Forecasted full year GAAP diluted earnings per share	$5.00	$5.20

Forecasted Adjustments:
Impairment, restructuring and other special items, net (1)	0.20	0.20
Acquisition-related intangible amortization expense, net	0.80	0.80
Forecasted full year adjusted diluted earnings per share	$6.00	$6.20

(1) Impairment, restructuring and other special items, net do not include the impact of any potential future mark-to-market pension and other postretirement remeasurement adjustments, because the amounts will not be known until incurred.

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